Exhibit 99.1
Reinsurance Group of America, Incorporated Confirms Special Record Date For
Trust Preferred Securities Relating To
Preferred Income Equity Redeemable Securities
     February 16, 2011 — St. Louis, MO. On February 16, 2011, Reinsurance Group of America, Incorporated (“RGA”) (NYSE: RGA) issued a notice of redemption of its warrants to holders of its Trust Preferred Income Equity Redeemable Securities (“PIERS Units”) and any separately held warrants and the concurrent notice of remarketing of the related preferred securities.
     RGA is confirming that the special record date for payment of accumulated and unpaid distributions on the preferred securities will be March 3, 2011, the day immediately prior to the remarketing settlement date. The distributions will be made on March 4, 2011, the remarketing settlement date. The distributions will cover the period from and including December 15, 2010, the most recent distribution date, to but excluding March 4, 2011.
     As previously announced, redemption of the warrants by RGA triggers the remarketing of preferred securities. The remarketing of the preferred securities will occur on March 1, 2011. The proceeds from the remarketing will be paid to the selling holders, provided that the proceeds for holders who have elected to exercise their warrants shall be applied to satisfy the exercise price of the warrants. Any holder of a PIERS Unit or a preferred security who does not wish to participate in the remarketing must give written notice to The Bank of New York Mellon Trust Company, N.A. prior to 5:00 p.m. (New York City time) on February 28, 2011. Following the remarketing, the preferred securities will have the annual distribution rate determined in the remarketing and will become due on June 5, 2011.
     The shares of common stock underlying the warrants are registered under RGA’s registration statement on Form S-3 and covered by prospectus supplements dated February 16, 2011 and related prospectus dated February 15, 2011, copies of which may be obtained from RGA, 1370 Timberlake Manor Parkway Chesterfield, Missouri 63017-6039, Attention: Investor Relations or by telephone at (636) 736-7000.
     RGA has engaged Barclays Capital as its remarketing agent. The remarketed trust preferred securities are registered under the same registration statement and covered by a prospectus supplement dated February 16, 2011 and related prospectus dated February 15, 2011, copies of which may be obtained from Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, New York, NY 11717 or by telephone at 888-603-5847 or email at barclaysprospectus@broadridge.com.
     This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
     Questions concerning redemption and exercise of the warrants and the election not to participate in the remarketing can be directed to The Bank of New York Mellon Trust Company, N.A., Corporate Trust Administration, 2 North LaSalle, Suite 1020 Chicago, Illinois 60602, telephone number, 312-827-8546, fax number, 312-827-8542.

About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, the Netherlands, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. At December 31, 2010, the company had approximately $2.5 trillion of worldwide life reinsurance in force and assets of $29.1 billion.
SOURCE: Reinsurance Group of America, Inc. (“RGA”)
John W. Hayden 636-736-7000
Senior Vice President-Controller and Investor Relations